EXHIBIT 99.1

Contact: Tammy Chase, Director of Investor Relations

(312) 321-3230 or tchase@suntimes.com

Sun-Times Media Group Announces 2008 Third Quarter Results

CHICAGO, November 6, 2008 -- Sun-Times Media Group, Inc. (OTCBB:SUTM) today reported a net loss in the third quarter ended September 30, 2008, of $168.8 million, or $2.04 per diluted share, compared with a loss of $192.4 million, or $2.39 per diluted sharein the same period in 2007. The Company reported an operating loss of $227.8 million in the third quarter of 2008 compared with an operating loss of $23.2 million for the third quarter of 2007. The third quarter 2008 results reflect a 18 percent decline in advertising revenue and a 2 percent decline in circulation revenue compared with the same period in 2007.

The Company’s operating loss includes a non-cash charge of $209.3 million for the impairment of goodwill and other intangible assets. The Company determined that the substantial acceleration in revenue declines in the three months ended September 30, 2008 for both in the industry and for the Company, in combination with the negative outlook for the U.S. economy and the continued decline in the Company’s market capitalization, were considered to be indicators of potential impairment of its goodwill and intangible assets. The consequent impairment test resulted in the non-cash impairment charge.

Chicago Sun-Times daily circulation (Monday through Friday) declined 3.9 percent, faring better than the overall industry’s decline of 4.6 percent; Sunday circulation, however, rose 4.5 percent year over year for the six-month period ended September 30, 2008, while the industry fell 4.8 percent. Sun-Times News Group circulation overall was flat during the period, representing a slight decrease year over year.

“The newspaper industry continues to face a daunting economy and falling advertising revenue, and Sun-Times Media Group this quarter performed in line with the industry. Sun-Times Media Group remains committed to meeting these challenges by continuing to reduce costs and create efficiencies while producing award-winning journalistic print and online products that make us Chicago’s best source of local news and information,” said Cyrus F. Freidheim, Jr., Sun-Times Media Group President and Chief Executive Officer.

“The Sun-Times News Group newspapers have demonstrated renewed brand strength and are showing measurable circulation progress. Every day, each employee in our organization is tasked not only with his or her customary job responsibilities, but also with bringing productive and cost-effective change to help build a profitable, digital-age

Page 2 of 8 - Sun-Times Media Group Third Quarter 2008 Results

news company. We look forward to sharing our transformation plans with our shareholders.”

“What’s more, we have increased our local advertising market share for three straight quarters and for four of the last five quarters, an indication that sales and revenue improvement initiatives we have put in place have begun to work. And the Chicago Sun-Times fared better on September 2008 circulation than many major metropolitan daily newspapers, a sign that some of our circulation initiatives have begun to work.”

The Company continues to focus on cost reductions. Total Company headcount has been reduced by 19 percent to about 2,340 over the past 12 months. Newsprint consumption was down 19 percent in the third quarter versus the same period in the previous year. The outsourcing of a significant portion of newspaper distribution in late 2007 has contributed to a total of $6.5 million in cost savings year-to-date. And corporate costs in the third quarter of 2008 were more than 50 percent lower than the same quarter in 2007.

Mr. Freidheim issued a letter today to shareholders via Business Wire in which he provided additional perspective on the issues facing the Company and the news industry, and discussed how the Company is working to meet those challenges.

Review of Operating Results

Total operating revenues in the third quarter of 2008 were $78.8 million, versus $92.5 million in the year-ago period, a 15 percent decline. Advertising revenues declined 18 percent to $59.1 million from $71.7 million in 2007. Classified advertising fell 21 percent, while retail and national advertising were lower by 13 percent and 24 percent, respectively. Internet advertising revenue was lower by 2 percent and represented 5 percent of total advertising revenue for the third quarter of 2008.

Third quarter 2008 advertising revenue for the Chicago Sun-Times was down 19 percent versus last year, while the suburban newspapers were down 17 percent for the quarter over the same period in 2007.

Circulation revenues were $18.5 million in the third quarter of 2008 compared with $18.9 million in 2007. Circulation revenue for the Chicago Sun-Times declined 1 percent while circulation revenue for the suburban newspapers was down 4 percent.

Total operating costs and expenses in the third quarter of 2008 were $306.6 million, compared with $115.8 million in the third quarter of 2007. This increase is largely the result of an impairment charge of $209.3 million for goodwill and intangible assets. The increase was partially offset by lower cost of sales of $4.9 million, lower other operating costs of $1.6 million, lower corporate expenses of $4.3 million, a $6.2 million decrease in indemnification, investigation and litigation costs and lower depreciation and amortization of $1.5 million.

Total cost of sales in the third quarter of 2008, which includes newsprint and ink, as well as distribution, editorial and production costs, decreased to $54.3 million from $59.2 million in the same quarter of 2007, reflecting lower headcount as part of the Company’s

Page 3 of 8 - Sun-Times Media Group Third Quarter 2008 Results

cost-reduction program implemented earlier this year and savings related to outsourcing distribution.

Total newsprint consumption in the third quarter decreased approximately 19 percent versus the year-ago period, while the average cost per metric ton of newsprint was 26 percent higher than the same period last year.Newsprint consumption was positively affected by the Company’s continuing actions to change the size and format for some newspapers and to reconfigure the ratios of advertising to editorial content to increase profitability.

Wages and benefits reflected in cost of sales decreased to $23.7 million from $27.1 million a year ago, positively affected by lower headcount.

Sales and marketing expenses were $17.9 million for the 2008 third quarter compared with $17.7 million a year ago. The increase of $0.2 million includes $1.6 million of expense related to direct response advertising costs, which in the prior year were capitalized. This increase was partially offset by a decline in sales and marketing costs of $1.4 million, largely due to a decrease in wages and benefits.

Other operating costs, which include accounting and finance, IT, human resources, administrative property and facilities costs and other general and administrative costs supporting the newspaper operations, were $14.5 million in the third quarter of 2008 compared with $16.1 million for the same period in 2007, a decrease of $1.6 million. The decrease is largely due to lower wages and benefits of $0.7 million and lower Web-related support and other costs of $0.4 million. In 2008 there were severance costs of $1.3 million, while the third quarter of 2007 included $1.4 million of non-recurring costs related to outsourcing much of the Company’s newspaper distribution.

Corporate expenses in the third quarter of 2008 were $3.4 million compared with $7.7 million in the third quarter of 2007, a decrease of $4.3 million. The decrease is largely due to lower compensation of $1.2 million, lower insurance costs, primarily directors and officers coverage of $0.6 million, lower professional fees of $2.3 million, and lower business taxes of $0.3 million.

The Company reported $0.8 million of indemnification, investigation and litigation costs compared with $7.0 million during the same quarter a year ago. 2008 costs include indemnification costs of $0.1 million related to the appeals process of certain former Company officers, while the third quarter of 2007 included $5.6 million of indemnification costs as criminal proceedings against certain former officers concluded in July 2007.

Page 4 of 8 - Sun-Times Media Group Third Quarter 2008 Results

The following is a summary of infrequent items:

	Q3 2008	Q3 2007	YTD 2008	YTD 2007
Other operating costs (thousands of dollars)
Reorganization costs	328	—	2,701	(7)
Other severance expense	942	9	986	243
Printing press removal charge	—	—	—	351
Reduction of reserve for contract disputes	—	—	—	(550)
Gain/loss on disposal or write-down of assets	(137)	(144)	2,073	(169)
Costs related to transfer of certain newspaper distribution responsibilities	—	1,403	—	1,403)
Restitution and settlement costs – circulation matters	—	—	(316)	—

Indemnification, investigation and litigation costs, net of recoveries (thousands of dollars)
Costs	751	7,014	11,671	52,231
Recoveries	—	—	(2,000)	(47,718)
Corporate expenses (thousands of dollars)
Loss on sale of newspaper operations	—	—	—	13,603
Bad debt expense related to loan with affiliate	—	—	—	33,685
Severance expense (accrual reversal)	—	—	—	(116)
Legal settlements	(229)	—	(179)	262
Settlement of claims with Hollinger Inc.	—	—	2,490	—

As of September 30, 2008, the Company had cash and cash equivalents totaling $99.8 million. This amount does not include the Company’s investment in outstanding Canadian asset-backed commercial paper. The $99.8 million cash balance was down from the June 30, 2008 balance of $115.5 million due to the funding of the Company’s operations in the third quarter. The receipt of $11.2 million in recoverable income taxes in the quarter was largely offset by the funding of an escrow account related to support the Company’s potential indemnification obligation in connection with certain defamation cases.

The Company’s investments include $10.6 million (face value: $20.2 million) of Canadian asset-backed commercial paper that did not redeem upon maturity on August 24, 2007. In the third quarter of 2008 the Company’s valuation of the Canadian asset-backed commercial paper resulted in an impairment charge of $4.4 million. A largely Canadian investor committee is leading efforts to restructure unredeemed Canadian commercial paper and a plan has been developed, which would include exchanging the paper for medium-term notes backed by the assets underlying the commercial paper. The Company can’t predict the timing of implementation of the plan, nor can it predict the ultimate financial impact on the Company.

Page 5 of 8 - Sun-Times Media Group Third Quarter 2008 Results

Income taxes reflected a benefit of $57.1 million and an expense of $159.7 million for the three months ended September 30, 2008 and 2007, respectively. The third quarter 2008 benefit includes the reversal of contingent tax liabilities of $34.7 million no longer deemed necessary as a result of the Company receiving a notification from the Canada Revenue Agency (“CRA”) in September 2008 of the completion of a 2000 tax year audit resulting in no change as well as the reversal of deferred tax liabilities of $33.9 million resulting from the write-off of goodwill. The third quarter of 2007 included a $165.8 million income tax expense to increase the valuation allowance for U.S. deferred tax assets.

Further detail regarding the Company’s financial results will be available in its Form 10-Q filing, which the Company expects to file by November 7, 2008.

About Sun-Times Media Group

Sun-Times Media Group is dedicated to being the premier source of local news and information for the greater Chicago area. Its media properties include the Chicago Sun-Times and Suntimes.com as well as newspapers and Web sites serving more than 200 communities throughout the Chicago area. Further information can be found at http://www.thesuntimesgroup.com.

Cautionary Statement on Forward-Looking Statements

Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward- looking statements as a prediction of actual results.

Page 6 of 8 - Sun-Times Media Group Third Quarter 2008 Results

SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended September 30, 2008 and 2007

	Three Months Ended September 30		Nine Months Ended September 30,
	2008	2007	2008	2007
		(Unaudited)
	(In thousands, except per share data)
Operating revenue:
Advertising	$59,140	$71,686	$183,006	$214,875
Circulation	18,514	18,921	55,676	58,645
Job printing	550	1,260	2,277	3,454
Other	622	672	1,842	2,026
Total operating revenue	78,826	92,539	242,801	279,000
Operating costs and expenses:
Cost of sales:
Wages and benefits	23,669	27,129	72,215	80,431
Newsprint and ink	12,534	12,159	34,489	39,072
Other	18,091	19,863	54,234	59,915
Total cost of sales	54,294	59,151	160,938	179,418
Selling, general and administrative:
Sales and marketing	17,946	17,743	52,089	50,739
Other operating costs	14,460	16,130	47,808	45,010
Impairment of goodwill and intangible assets	209,269	—	209,269	—
Corporate expenses	3,395	7,715	21,481	73,323
Indemnification, investigation and litigation costs, net of recoveries	751	7,014	9,671	4,513
Total selling, general and administrative	245,821	48,602	340,318	173,585
Depreciation	5,397	4,965	15,834	15,523
Amortization	1,089	3,048	3,267	8,661
Total operating costs and expenses	306,601	115,766	520,357	377,187
Operating loss	(227,775)	(23,227)	(277,556)	(98,187)
Other income (expense):
Interest expense	(111)	(274)	(296)	(597)
Interest and dividend income	919	2,407	3,290	16,096
Other income (expense), net	1,101	(13,161)	4,150	(20,606)
Total other income (expense)	1,909	(11,028)	7,144	(5,107)
Loss from continuing operations before income taxes	(225,866)	(34,255)	(270,412)	(103,294)
Income tax expense (benefit)	(57,115)	159,736	(28,067)	(432,460)
Income (loss) from continuing operations	(168,751)	(193,991)	(242,345)	329,166
Discontinued operations (net of income taxes):
Gain from disposal of business segment	—	1,599	—	1,599
Earnings from discontinued operations	—	1,599		1,599
Net income (loss)	$(168,751)	$(192,392)	$(242,345)	$330,765

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(2.04)	$(2.41)	$(2.97)	$4.09
Earnings from discontinued operations	—	0.02	—	0.02
Net income (loss)	$(2.04)	$(2.39)	$(2.97)	$4.11

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(2.04)	$(2.41)	$(2.97)	$4.09
Earnings from discontinued operations	—	0.02	—	0.02
Net income (loss)	$(2.04)	$(2.39)	$(2.97)	$4.11

Weighted average shares outstanding:
Basic	82,861	80,484	81,678	80,385
Diluted	82,861	80,484	81,678	80,538

Page 7 of 8 - Sun-Times Media Group Third Quarter 2008 Results

SUN-TIMES MEDIA GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2008 and December 31, 2007

	September 30, 2008	December 31, 2007
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$99,778	$142,533
Accounts receivable, net of allowance for doubtful accounts of $9,215 in 2008 and $12,276 in 2007	59,486	73,031
Inventories	9,406	7,937
Escrow deposits and restricted cash	44,771	35,641
Recoverable income taxes	—	16,509
Other current assets	11,248	7,034
Total current assets	224,689	282,685
Investments	12,768	42,249
Property, plant and equipment, net of accumulated depreciation of $114,155 in 2008 and $146,170 in 2007	151,920	163,355
Intangible assets, net of accumulated amortization of $47,645 in 2007	—	88,235
Goodwill	—	124,301
Prepaid pension benefit	88,499	89,512
Other assets	2,094	1,249
Total assets	$479,970	$791,586

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current installments of long-term debt	$10	$35
Accounts payable and accrued expenses	91,390	112,621
Amounts due to related parties	10,105	8,852
Income taxes payable and other tax liabilities	499	1,027
Deferred revenue	9,790	10,060
Total current liabilities	111,794	132,595
Long-term debt, less current installments	—	3
Deferred income tax liabilities	25,624	58,343
Other tax liabilities	596,785	597,206
Other liabilities	67,499	78,448
Total liabilities	801,702	866,595
Stockholders’ equity (deficit):
Class A common stock, $0.01 par value. Authorized 250,000,000 shares; 104,497,022 and 82,312,709 shares issued and outstanding, respectively, at September 30, 2008 and 88,008,022 and 65,308,636 shares issued and outstanding, respectively, at December 31, 2007	1,045	880
Class B common stock, $0.01 par value. Authorized 50,000,000 shares; 0 shares issued and outstanding at September 30, 2008 and 14,990,000 shares issued and outstanding at December 31, 2007	—	150
Additional paid-in capital	502,254	501,138
Accumulated other comprehensive income (loss):
Cumulative foreign currency translation adjustments	(3,872)	3,878
Unrealized gain (loss) on marketable securities	(96)	141
Pension adjustment	(28,555)	(29,718)
Accumulated deficit	(571,601)	(325,451)
	(100,825)	151,018)
Class A common stock in treasury, at cost — 22,184,313 shares at September 30, 2008 and 22,699,386 shares at December 31, 2007	(220,907)	(226,027)
Total stockholders’ equity (deficit)	(321,732)	(75,009)
Total liabilities and stockholders’ equity (deficit)	$479,970	$791,586

Page 8 of 8 - Sun-Times Media Group Third Quarter 2008 Results

Items affecting the Company’s consolidated net loss from continuing operations comprise:

	Favorable / (Unfavorable)	Favorable / (Unfavorable)
	Third quarter	YTD
Net income from continuing operations for period ended September 30, 2007	$(194.0)	$329.2
Operating revenue	(13.7)	(36.2)
Cost of sales	4.9	18.5
Sales and Marketing	(0.2)	(1.4)
Other operating costs (excluding reorganization and loss of disposal of assets)	2.1	2.1
Loss on disposal or write-down of fixed assets	—	(2.2)
Reorganization costs	(0.3)	(2.7)
Impairment of goodwill and intangible assets	(209.3)	(209.3)
Indemnification, investigation and litigation costs	6.2	40.5
Indemnification, investigation and litigation costs recoveries	—	(45.7)
Bad debt related to amount due from affiliate	—	33.7
Loss on sale of newspaper operations	—	13.6
Costs related to settlement with Hollinger Inc.	—	(2.5)
Other corporate expenses	4.3	7.1
Income tax benefit – CRA settlement	—	(586.7)
Income tax expense – increase in valuation allowance in third quarter 2007	165.8	165.8
Income tax benefit – decrease in contingent tax liabilities	34.7	34.7
Income tax benefit – deferred tax liabilities	33.9	33.9
Income tax expense - other	(17.6)	(52.1)
Depreciation and amortization	1.5	5.1
Total other income (expense)	12.9	12.3

Net loss from continuing operations for period ended September 30, 2008	$(168.8)	$(242.3)